Exhibit 99.1

Vaximm, an OSR Company, Receives Binding Term Sheet from BCM Europe for Global Exclusive License of VXM01 with $30M Upfront and Up to $815M in Milestones

BELLVUE, Wash., Jan. 12, 2026 — OSR Holdings, Inc. (NASDAQ: OSRH) today announced that its Swiss biotechnology subsidiary, Vaximm AG, has received a binding term sheet from BCM Europe AG confirming BCM Europe’s interest in entering a global exclusive licensing transaction for VXM01, Vaximm’s lead immunotherapy candidate.

Under the terms of the binding term sheet, BCM Europe intends to establish and manage a dedicated investment vehicle, anchored by a strategic investor, tentatively named BCM Decentralized Science Investors I, LP (the “Fund”), which would act as the Licensee under the contemplated definitive license agreement. The proposed transaction structure includes:

●	the grant of global exclusive rights to develop and commercialize VXM01 to the Fund;

●	an upfront payment of $30 million, an increase from the previously discussed non-binding proposal, structured as 50% cash and 50% digital assets;

●	aggregate milestone payments of up to $815 million, with the milestone structure weighted primarily toward clinical and development achievements, rather than operational milestones; and

●	a royalty pass-through structure, pursuant to which the Fund would pass through royalty revenues received from a future sublicensee or commercial partner (the “Ultimate Licensee”) to Vaximm, subject to a reconciliation mechanism reflecting the difference, if any, between milestone payments received from the Ultimate Licensee and the aggregate milestone payments paid by the Fund to Vaximm.

Vaximm’s Board of Directors will conduct a comprehensive review of the binding term sheet and has determined to engage an independent third-party valuation firm with recognized expertise in life-science and biotechnology licensing transactions to provide a fairness opinion. The fairness opinion will evaluate whether the proposed transaction is fair and reasonable to Vaximm and OSR Holdings’ shareholders from a financial point of view, based on the fair market value of VXM01.

“VXM01 has demonstrated encouraging clinical and safety data across multiple indications. The receipt of this binding term sheet reflects the growing recognition of VXM01’s potential value as a differentiated immunotherapy asset and underscores BCM Europe’s genuine intent and capability to close the deal,” said Andreas Niethammer, CEO of Vaximm AG. “If completed, this proposed licensing framework would provide a strong foundation to advance VXM01 into later-stage development while preserving long-term upside for Vaximm.”

The parties currently target, on a best-efforts basis, to negotiate and execute a definitive global exclusive license agreement by the end of May 2026, subject to customary conditions, including the completion of Vaximm’s board review, receipt of an independent third-party fairness opinion, final documentation, and required approvals.

“This binding term sheet represents a meaningful progression from earlier discussions and reflects third-party confidence in the value of VXM01,” said Tim Smith, Head of Investor Relations at OSR Holdings. “While we remain mindful that a definitive agreement has not yet been executed, we believe the proposed structure, together with an independent valuation review, demonstrates a disciplined approach to unlocking long-term value for OSR Holdings’ shareholders.”

About OSR Holdings, Inc.

OSR Holdings, Inc. (NASDAQ: OSRH) is a global healthcare holding company dedicated to advancing biomedical innovations in healthcare and wellness. Through its subsidiaries, OSRH engages in immuno-oncology, regenerative biologics, and medical device technologies to improve global health outcomes. Learn more at www.OSR-Holdings.com.

About Vaximm AG

Vaximm AG is a privately held Swiss-German biotechnology company and a wholly owned subsidiary of OSR Holdings, Inc. (NASDAQ: OSRH). Vaximm's proprietary orally administered T-cell vaccination platform harnesses live, attenuated bacterial vectors to deliver tumor-associated antigens, inducing robust cellular immune responses. Lead candidate VXM01, targeting VEGFR-2, has demonstrated clinical activity and safety in multiple cancer indications.

About BCM Europe AG

BCM Europe AG is a Switzerland-based life sciences investment entity and the largest shareholder of OSR Holdings.

Forward-Looking Statements

This press release contains forward-looking statements regarding the potential licensing agreement between Vaximm AG and BCM Europe AG, the development and commercialization of VXM01, and the expected benefits of the collaboration. Actual results may differ materially due to risks and uncertainties, including the possibility that a definitive agreement may not be reached or anticipated milestones may not be achieved. OSR Holdings, Vaximm, and BCM Europe AG do not assume any obligation to update these statements except as required by law.

Media & Investor Contact

OSR Holdings, Inc.
Investor Relations
ir@osr-holdings.com